Exhibit 99
POINT LISAS NITROGEN LIMITED
TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006 and 2005:

Balance Sheets	2

Statements of Income	3

Statements of Changes in Shareholders’ Equity	4

Statements of Cash Flows	5

Notes to The Financial Statements	6-17

REPORT OF INDEPENDENT REGISTERED
  PUBLIC ACCOUNTING FIRM
To the Shareholders of
   Point Lisas Nitrogen Limited:
We have audited the accompanying balance sheets of Point Lisas Nitrogen Limited (the “Company”) as of December 31, 2006 and 2005 and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Deloitte and Touche
Nassau, Bahamas
January 31, 2007

POINT LISAS NITROGEN LIMITED
BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)

	2006	2005
Assets

CURRENT ASSETS:
Cash and cash equivalents	$13,062	$35,168
Accounts receivable – affiliates (Notes 5 and 15)	28,173	13,985
Accounts receivable – other	890	634
Inventories (Note 6)	738	8,636
Other current assets	1,935	1,440

Total current assets	44,798	59,863

NON-CURRENT ASSETS:
Property, plant and equipment (Note 7)	179,024	185,192
Other long-term assets (Note 8)	810	689
Deferred income tax asset (Note 9)	3,633	15,365

Total non-current assets	183,467	201,246

TOTAL	$228,265	$261,109

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES:
Accounts payable	$7,135	$7,773
Taxation payable	4,530	12,206
Other current liabilities	6,815	8,815

Total current liabilities	18,480	28,794

ADVANCES FROM SHAREHOLDERS (Notes 10 and 15)	75,522	108,022

Total liabilities	94,002	136,816

SHAREHOLDERS’ EQUITY:
Capital, of no par value (Note 11)	9,854	9,854
Retained earnings	124,409	114,439

Total stockholders’ equity	134,263	124,293

TOTAL	$228,265	$261,109

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENTS OF INCOME
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)

	2006	2005
SALES:
To affiliates (Note 15)	$159,275	$167,287

COST AND EXPENSES:
Cost of sales (Notes 13 and 16)	(97,552)	(86,143)
General and administration	(2,031)	(2,266)

Total cost and expenses	(99,583)	(88,409)

Operating income	59,692	78,878
Other income (Note 12)	1,266	831

Income before income taxes	60,958	79,709

Income taxes – current charge	(4,256)	(12,079)
– deferred income tax	(11,732)	(25,704)

Total income taxes (Note 9)	(15,988)	(37,783)

NET INCOME	$44,970	$41,926

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)

		Retained
	Capital	Earnings	Total

Balance at December 31, 2004	$9,854	$160,013	$169,867
Net income	—	41,926	41,926
Less: dividends paid (Note 14)	—	(87,500)	(87,500)

Balance at December 31, 2005	9,854	114,439	124,293
Net income	—	44,970	44,970
Less: dividends paid (Note 14)	—	(35,000)	(35,000)

Balance at December 31, 2006	$9,854	$124,409	$134,263

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,970	$41,926
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	17,390	16,162
Amortization of deferred gain from capital spare parts pooling	(165)	(180)
Deferred income taxes (Note 9)	11,732	25,704

	73,927	83,612

Changes in current assets and liabilities:
Accounts receivable — affiliates	(14,188)	2,276
Accounts receivable — other	(256)	(125)
Inventories	7,898	(2,796)
Other current assets	(495)	261
Accounts payable	(638)	1,268
Taxation payable	(7,676)	12,206
Other current liabilities	(2,000)	1,731

Net cash from operating activities	56,572	98,433

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	$(11,178)	$(2,502)
Restricted cash	¯	24,144
Proceeds from parts pool	¯	1,499

Net cash (used in) from investing activities	(11,178)	23,141

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of advances from shareholders	(32,500)	¯
Dividend payments	(35,000)	(87,500)

Net cash used in financing activities	(67,500)	(87,500)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22,106)	34,074

CASH AND CASH EQUIVALENTS:
Beginning of year	35,168	1,094

End of year	$13,062	$35,168

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid	$12,312	$248

Interest received	$839	$707

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
1.	ORGANIZATION AND OPERATIONS

Point Lisas Nitrogen Limited (“the Company”) was incorporated in the Republic of Trinidad and Tobago in 1994 to own and operate an anhydrous ammonia plant in that country. Koch Mineral Services LLC (“Koch”) and Terra Industries Inc., corporations incorporated in the United States of America, are the ultimate parent companies each owning 50% of the Company.

Koch Nitrogen International Sárl (as affiliate of Koch) and Terra Industries Inc. are contractually obligated to purchase 100% of the Company’s production for the period of 20 years ending September 2018, under terms also described elsewhere herein.

As discussed in Note 15(a) the Company’s primary raw material is natural gas, which is purchased from the National Gas Company of Trinidad and Tobago under a 20-year “take or pay” contract dated October 18, 1996. Other principal components of cost of goods sold include water and power, which are currently available only from state monopolies in the Republic of Trinidad and Tobago, and certain catalysts which are available from multiple sources, except one critical catalyst which is available only via one supplier.

2.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

Certain amounts included in or affecting the Company’s financial statements and related disclosure must be estimated, requiring the Company to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. A “critical accounting estimate” is one which is both important to the portrayal of the Company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company evaluates such estimates on an ongoing basis based upon historical results and experience, consultation with experts, trends and other methods considered reasonable in the particular circumstances, as well as the forecasts as to how these might change in the future.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
a.	Impairment - The Company has made significant investments in property, plant and equipment. These assets are tested, from a plant perspective, for impairment when circumstances indicate that there may be a potential impairment. Estimating recoverable amounts of the property, plant and equipment must in part be based on management’s evaluations, including estimates of future performance, revenue generating capacity of the assets, and assumptions of the future market conditions. Changes in circumstances and in management’s evaluations and assumptions may give rise to impairment losses in the relevant periods. The company has assessed no impairment loss for the year (2005: none).

b.	Depreciation and amortization - Depreciation and amortization are based on management estimates of the future useful life of long-lived assets. Estimates may change due to technological developments, competition, changes in market conditions and other factors and may result in changes in the estimated useful life and in the amortization or depreciation charges. The Company reviews the future useful life of property, plant and equipment and intangible assets periodically taking into consideration the factors mentioned above and all other important factors. In case of significant changes in the estimated useful lives, depreciation and amortization charges are adjusted prospectively.

c.	Income taxes - The Company is subject to taxes in accordance with the tax laws of Trinidad & Tobago. The laws do not include a provision specifically for the wear and tear of ammonia plants, however it allows a 25% wear and tear allowance for the type of equipment that forms an integral part of an ammonia plant. In this regard the Company’s management, for tax purposes, has taken a 25% allowance for the wear and tear of the plant. The issue of the rate of wear and tear of the plant has been brought to the attention of the Board of Inland Revenue, who has advised verbally that the allowance should be 12 1/2% instead of 25%. In these financial statements taxation provision is based on a 25% allowance and as such any change in the rate of allowance will have an impact on the financial position of the Company. Any such change will be accounted for prospectively.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
3.	RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48). FIN 48 requires that realization of an uncertain income tax position must be “more likely than not” (i.e. greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. Further, FIN 48 prescribes the benefit to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. FIN 48 also clarifies the financial statement classification of tax-related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. FIN 48 is effective in 2007 for the Company. FIN 48 is currently being evaluated by the Company for its full impact. At this time, the Company has not completed its assessment of FIN 48.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.	Reporting currency and basis of presentation - Substantially all costs incurred to build the Company’s operating facilities were incurred in US dollars. In addition, all sales are billed and collected in US dollars. On-going operating costs (except for labor and contract labor which is paid in TT$) are incurred and paid in US dollars or are linked to the US dollar, and amounts due to and from shareholders are denominated in US dollars. Accordingly, the US dollar has been selected as the reporting and functional currency for the financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States of America. Substantially all items of property, plant and equipment and other long-term assets are located in the Republic of Trinidad and Tobago.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
b.	Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the year. Actual results may differ from those estimates.

c.	Income taxes - Income tax expense is the sum of tax currently payable and deferred tax. The tax currently payable is based on taxable profit for the year using the tax rates that have been enacted at the date of the balance sheets. Deferred income tax assets and liabilities are recorded based on the difference between the financial statement and income tax basis of assets using enacted rates at the time the differences are expected to reverse. Deferred tax expense is the change during the year in the deferred tax assets.

d.	Property, plant and equipment - Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on the straight-line basis at varying rates sufficient to write off the cost of the assets over their estimated useful lives as follows:

Buildings and leasehold improvements	20 years
Plant and equipment	3 to 20 years
Other equipment	3 to 15 years
Interest costs attributable to major construction projects are capitalized in the appropriate asset account and amortized over the estimated useful life of the related asset.

Capital work-in-progress is stated at cost. Depreciation charges are deferred on capital work-in-progress until project completion, at which time such assets are transferred to the specific property, plant and equipment account.

Capital spares that belong to the spare parts pools are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis to write off the cost of the asset over their estimated useful lives. These actual transfers into the pool were done at a fair value using an indexing procedure with reference to an industry authority. The surplus arising thereon is being deferred and recognized in the income statement over the remaining useful life of the spares. The deferred gain recognized by the Company in 2006 was $165 (2005: $180).

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
e.	Capital contributions and site lease premium - Capital contribution are related to the utility supply is being amortized over twenty years (20), the approximate life of the plant. The site lease premium is amortized over the term of the thirty year (30) site lease.

d.	Impairment of assets - At each balance sheet date the Company reviews the carrying amount of its manufacturing plant to determine whether there is any indication that those assets have suffered loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). An impairment loss is recognized in the Company’s statement of income.

e.	Inventories - Inventories are stated at the lower of cost or net realizable value. Cost is determined using the following basis:
i.	Items purchased from third parties are valued at cost on the weighted average basis;

ii.	Finished goods using the first-in first-out method are valued at total production cost which includes all direct overheads.
f.	Major maintenance costs (turnaround) - Major maintenance costs (turnaround) are expensed in the year in which the actual expenditure is incurred.

g.	Revenue recognition - Sales revenue is recognized when title transfers to the customer upon completion of loading the shipping vessel as evidenced by the bill of lading.

h.	Cash and cash equivalents – Cash and cash equivalents include cash on hand and in banks.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
5.	ACCOUNTS RECEIVABLE — AFFILIATES

	2006	2005
Koch Nitrogen International Sarl	$18,677	$—
Terra Industries Inc.	9,496	13,985

	$28,173	$13,985

6.	INVENTORIES

	2006	2005
Finished goods — ammonia	$475	$8,406
Chemicals	263	230

	$738	$8,636

7.	PROPERTY, PLANT AND EQUIPMENT

	2006	2005
Plant and equipment	$294,204	$292,595
Capital work in progress	8,734	1,667
Other equipment	3,279	3,171
Building and leasehold improvements	1,413	772

	307,630	298,205
Less: accumulated depreciation and amortization	(128,582)	(113,025)

	179,048	185,180
Add: interest in capital spare parts pools	1,849	2,050
Less: deferred gains on spare parts pools	(1,873)	(2,038)

	$179,024	$185,192

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
In April 2004 and January 2005, the Company entered into an arrangement with three other companies which own substantially similar ammonia plants in the Republic of Trinidad and Tobago for the pooling of certain capital spares. Under this agreement, the Company acquired a proportionate interest in spares that these companies owned and transferred a proportionate interest in its own spares to these other companies.

8.	OTHER LONG-TERM ASSETS

	2006	2005
Capital contribution	$598	$598
Site lease premium	406	406
Lease option	164	—
Other	34	34

	1,202	1,038
Less: accumulated amortization	(392)	(349)

	$810	$689

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
9.	INCOME TAXES

	2006	2005
The effective tax rates differ from the statutory tax rate of 35% for the following reasons:
Expected income taxes	$21,335	$27,989
Tax holiday	—	(5,830)
Income exempt from tax	(9,507)	—
Utilization of depreciation tax benefit	4,001	15,548
Other	159	167

Taxation expense	$15,988	$37,783

Tax payable on current year income	$4,097	$11,912
Deferred income tax	11,732	25,704
Green fund levy	159	167

Taxation expense	$15,988	$37,783

	2006	2005
Deferred income tax asset (liability):
Property, plant and equipment	$(1,388)	$8,937
Deferred borrowing cost	5,021	6,428

	$3,633	$15,365

In accordance with the laws of The Republic of Trinidad and Tobago, the Company was granted exemptions from taxes on income from anhydrous ammonia and customs duties for the seven years commencing April 1, 1998. The Company elected not to record tax depreciation during the exemption period. Legislation passed in July 2005 and January 2006 made it mandatory for depreciation to be recorded for tax purposes effective January 1, 2005. These accounts have been adjusted to reflect the impact of the legislation on the Company’s income tax liability and its deferred tax asset.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
10.	ADVANCES FROM SHAREHOLDERS

	2006	2005
KNC Trinidad Limited	$37,761	$54,011
Terra Nitrogen Trinidad Limited	37,761	54,011

	$75,522	$108,022

Advances from shareholders are unsecured, interest free, and repayable as and when funds are available.

11.	SHAREHOLDERS’ EQUITY

	2006	2005
Capital:
Authorized:
Unlimited shares of no par value Issued and fully paid:

60,000,002 ordinary share of no par value	$9,854	$9,854

12.	OTHER INCOME

Other income includes interest income received on the commercial bank accounts.

13.	PENSION BENEFITS

The Company maintains a defined contribution pension plan for all permanent employees where the Company contributes 8% (6% up to June 30, 2005) of an employee’s base pay to a deferred annuity naming each employee as the beneficiary. Contributions for the year which amounted to $164 (2005: $133) are included in cost of sales.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
14.	DIVIDENDS

During the year by Board Resolution dated January 31, 2006, a dividend in the amount of $35,000 was declared and paid. During 2005 dividends totaling $87,500 were declared and paid.

15.	RELATED PARTY BALANCES AND TRANSACTIONS

The Company has entered into contracts for the sale of all of the Company’s production of anhydrous ammonia to Koch Nitrogen International Sárl (an affiliate of Koch Mineral Services LLC) and Terra Industries Inc. until September 29, 2018. Thereafter, the contract is automatically renewed for consecutive one year periods unless otherwise terminated by either party.

	2006	2005
Sales:
Terra Industries Inc.	$71,318	$87,303
Koch Nitrogen International Sarl	87,957	79,984

	$159,275	$167,287

Advances from shareholders	$75,522	$108,022

Accounts receivable — affiliates	$28,173	$13,985

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
16.	COMMITMENTS
a.	Natural gas supply

Under the terms of a 20-year “take or pay” contract the Company is required to purchase a maximum of 80% of the Annual Contract Quantity (“ACQ”) of gas in a 365 day year. The gas price is linked to an “Ammonia Reference Price” which escalates annually by 4% compounded in each subsequent twelve month period after the sixtieth month. The shortfall of natural gas below the ACQ must be purchased by the Company at the average annual price for the contract year. The payment for gas not taken can be recovered over the following five years by not paying for gas received in excess of 80% of the ACQ. Minimum commitments under this contract are as follows:

2007	$18,772
2008	19,523
2009	20,304
2010	21,116
2011	21,961
2012-2018	172,888

$274,564

Expenditure for the year amounted to $48,486 (2005: $55,202).

b.	Pipeline equipment

The Company has entered into an equipment lease agreement with the National Gas Company of Trinidad and Tobago Limited for the lease of certain pipeline equipment used to transport ammonia production to a port facility. This lease is for a period of twenty (20) years commencing July 22, 1998. The annual lease payments are based on a calculation linked to the price of ammonia, and are only required if the market price exceeds the average of $170.00 (one hundred and seventy dollars) per metric ton for the twelve month period commencing each July 22. Annual lease payments are not to exceed $2,300 per annum. Expenditure for the year amounted to $2,300 (2005: $2,300).

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
   DECEMBER 31, 2006 AND 2005
(Expressed in thousands of United States dollars)
c.	Plant site

The Company has entered into lease agreements for its plant site and right of way for the common corridor to a port facility. These leases are for a period of thirty (30) years which commenced October, 1996 and January, 1997 and carry an option to renew for a further thirty (30) years.

Under the terms of the agreements, annual lease payments are as follows:

2007	$462
2008	515
2009	515
2010	515
2011	515
2012-2018	9,352

$11,874

Expenditure for the year amounted to $462 (2005: $462).

From 2006, the lease commitments may increase or decrease based on the Consumer Price Index in the United States of America and the Index of Prices in The Republic of Trinidad and Tobago.

17.	CONTINGENT LIABILITIES

	2006	2005
Custom bonds	$245	$245

18.	FINANCIAL INSTRUMENTS

Short-term financial assets and liabilities

The carrying amount of short-term financial assets and liabilities comprising cash and cash equivalents, accounts receivable and accounts payable approximate their fair market values.
* * * * * *